Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

INSPIRATO INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Inspirato 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	322,223	(2)	$4.07	(3)	$1,309,836	$147.60 per $1,000,000	$193.33
Total Offering Amounts							$1,309,836		$193.33
Total Fee Offsets									$—
Net Fee Due									$193.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Inspirato Incorporated’s 2021 Equity Incentive Plan (the “2021 Plan”) as a result of adjustments for stock dividends, stock splits, and similar changes.
(2)	Represents an automatic increase on January 1, 2024 to the number of shares available for issuance under the 2021 Plan in accordance with the automatic annual increase provisions of the 2021 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the common stock of Inspirato Incorporated as quoted on the Nasdaq Stock Market, LLC on March 12, 2024.